                               LICENSE AGREEMENT

     This License Agreement ("Agreement") is between the following parties:

          3COM:
          Palm Computing, Inc., a subsidiary of 3Com Corporation
          5400 Bayfront Plaza
          Santa Clara, CA 95052-8145

          and
          LICENSEE:
          World Cyberlinks
          700A Koehler Ave.
          Ronkonkoma, NY 11779

          Effective Date:
                         --------------------

--------------------------------------------------------------------------------

     The parties agree as follows:

     1. Licensed Designs. The designs to be licensed by 3Com to Licensee (which excludes all of Licensee's parent companies, subsidiaries, partnerships, associations or other entities or legal relationships in whatever form (collectively referred to as "Licensee's Subsidiaries")) are the designs for the Palm V(TM) connected organizer cradle top and housing bottom described on Exhibit A attached hereto (the "Licensed Designs"), which may be used by Licensee solely as set forth in Section 2 below. The Licensed Designs shall be deemed accepted by Licensee upon receipt.

     2. License Grant. Subject to the terms of this Agreement, 3Com grants to Licensee a limited, non-exclusive, non-transferable, fully-paid license to use the Licensed Designs internally at Developer's address set forth above solely for the purpose of developing and manufacturing an Ethernet cradle with 4-unit docking station with battery charging capability ("Licensee Products") solely for use with Palm V and/or Palm VII connected organizers. Licensee shall have no right to sublicense the foregoing rights or otherwise distribute the Licensed Designs. Licensee shall have no right to use any trademarks, trade names, logos or service marks of 3Com under this Agreement.

     Except as provided herein, Licensee acknowledges and agrees that this Agreement does not grant any right, title or interest in and to any patents, copyrights, trade secrets, trademarks or other property rights or rights of ownership in the Licensed Designs in whatever form, and acknowledges that such Licensed Designs (and all copies thereof) are intellectual property belonging solely to 3Com or its suppliers. All rights not expressly granted by 3Com hereunder are reserved by 3Com.

     3. License Fee. No license fees are due and payable by Licensee to 3Com or from 3Com to Licensee for the licenses granted pursuant to this Agreement. Licensee shall be responsible for and will promptly pay all taxes of whatever nature associated with this Agreement or Licensee's receipt or use of the Licensed Designs.

     4. Copyright Notice. 3Com's copyright and other proprietary rights notices must be included on each copy made by Licensee of the Licensed Designs in whatever form in the same form and manner as contained in the Licensed Designs or on the original media provided. Licensee may not delete or alter in any manner the copyright, trademark and other proprietary rights notices of 3Com and its licensors appearing in the Licensed Designs or on the original media of the Licensed Designs.

     5. Term. The term of this Agreement shall be for a period of one (1) year from the Effective Date, unless terminated earlier by either party for a material breach by the other party which breach is not cured within ten (10) days following written notice of such breach. Upon expiration or termination of this Agreement for any


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reason, (a) all licenses granted under this Agreement will immediately terminate, (b) Licensee shall cease all use of the Licensed Designs and all manufacture, distribution and import of Licensee Products, and (c) Licensee shall destroy all copies of all Licensed Designs and documentation in Licensee's possession or under its control within ten (10) days following the termination date.

     6. Support. This Agreement does not entitle Licensee to receive support in any form from 3Com for the Licensed Designs.

     7. No Assignment. Neither this Agreement nor the rights or obligations hereunder, either in whole or in part, may be assigned or otherwise transferred, whether voluntarily or by operation of law, by Licensee without the prior written consent of 3Com, which consent may be withheld in 3Com's sole discretion, and any attempted transfer or assignment is null and void and shall be deemed a material breach of this Agreement.

     8. Confidentiality. Licensee hereby acknowledges that the Licensed Designs, in whatever form, are the valuable trade secrets of 3Com. In addition, Licensee agrees and acknowledges that any confidential or proprietary information which may be provided to Licensee by 3Com hereunder which is marked as such is trade secret information of 3Com. Licensee agrees to hold such trade secrets in strict confidence, and not to use or disclose such trade secrets, except as permitted hereunder. Licensee's obligations hereunder shall survive any termination or expiration of this Agreement. Licensee further acknowledges that 3Com is the owner of and retains all title to the Licensed Designs and all subsequent copies regardless of the form or media.

     Notwithstanding the foregoing, Licensee shall have no obligation under this
Section 8 with respect to any information which it can prove is (i) now or hereafter, through no unauthorized act or failure to act on Licensee's part, in the public domain; (ii) known to Licensee without an obligation of confidentiality effective at the time Licensee received the same from 3Com, as evidenced by written records; (iii) hereafter furnished to Licensee by a third party as a matter of right and without restriction on disclosure; (iv) furnished to others by 3Com without restriction on disclosure; or (v) independently developed by Licensee from disclosing information to the extent Licensee is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, Licensee shall (a) assert the confidential nature of the information to the agency; (b) immediately notify 3Com in writing of the agency's order or request to disclose; and (c) cooperate fully with 3Com in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.

     9. [Intentionally Omitted].

     10. Warranty Disclaimer. 3COM MAKES NO REPRESENTATIONS OR WARRANTIES THAT THE LICENSED DESIGNS ARE SUITABLE FOR LICENSEE'S USE. THE LICENSED DESIGNS ARE PROVIDED ON AN "AS IS" BASIS AND ALL RISK IS WITH LICENSEE. 3COM MAKES NO WARRANTIES, TERMS OR CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, AS TO ANY MATTER WHATSOEVER. IN PARTICULAR, ANY AND ALL WARRANTIES, TERMS AND/OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS ARE EXPRESSLY EXCLUDED.

     11. Limitation of Liability. EXCEPT FOR VIOLATIONS OF SECTION 2 (LICENSE GRANT), SECTION 8 (CONFIDENTIALITY) OR LIABILITY ARISING UNDER SECTION 12 (INDEMNIFICATION), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR REVENUE, OR INTERRUPTION OF BUSINESS IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF ANY REPRESENTATIVE OF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES AGREE

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THAT THESE LIMITATIONS SHALL APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED HEREIN
IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

     12. Indemnification. Licensee agrees to indemnify, defend and hold Palm Computing, Inc., 3Com Corporation and its and their officers, directors, agents, suppliers and employees harmless from and against all claims, suits, losses, liabilities, damages, costs and expenses (including attorneys' fees) arising out of or in connection with this Agreement including, but not limited to, an action or claim that the Licensee Products in whatever form infringe any patent, copyright or other proprietary right of another party. Licensee's obligations hereunder shall survive any termination or expiration of this Agreement.

     13. Entire Agreement. This Agreement and any attachments hereto represent the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous representations, understandings and agreements, whether oral or written, with respect to such subject matter. This Agreement may be modified only by a writing executed by both parties.

     14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents and by the laws of the United States. The parties hereby submit to the jurisdiction of the Superior Court of Santa Clara County, State of California, and the United States District Court for the Northern District of California, and agree that such tribunals shall have jurisdiction and venue over all controversies in connection herewith. The parties exclude in its entirety the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

     15. Export Regulations. Neither 3Com nor Licensee shall export, directly or indirectly, any information acquired under this Agreement or any products utilizing any such information to any country or to any individual or entity for which the U.S. Government or any agency thereof at the time of export requires an export license or other government approval without first obtaining such license or approval.

     16. Relationship of the Parties. Each of the parties shall at all times during the term of this Agreement act as, and shall represent itself to be, an independent contractor, and not an agent or employee of the other.

     17. Waiver. A waiver of any default hereunder or of any of the terms and conditions of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other default or of any other term or condition, but shall apply solely to the instance to which such waiver is directed. The exercise of any right or remedy provided in this Agreement shall be without prejudice to the right to exercise any other right or remedy provided by law or equity, except as expressly limited by this Agreement.

     18. Injunctive Relief; Fees. The use of the Licensed Designs in a manner inconsistent with any provision of this Agreement will cause irreparable injury to 3Com for which 3Com will not have an adequate remedy at law. 3Com shall be entitled to equitable relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions. In any action brought to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable costs and expenses incurred in such action, including reasonable attorneys' fees.

     19. Severability. In the event any provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of any of the remaining provisions shall not in any way be affected or impaired.

     20. Notices. Any notice or reports required or permitted to be given under this Agreement shall be given in writing and shall be delivered by personal delivery, facsimile with confirmation of transmission or by commercial overnight courier with written verification of delivery or by certified mail, postage prepaid, return receipt requested. All notices so given shall be deemed received upon the earlier of receipt or one (1) day after dispatch or in the case of certified mail or overnight courier, the earlier of receipt or five (5) days after deposit in the

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mail. Notices shall be sent to the signatory of this Agreement at the address set forth at the beginning of this Agreement or such other address as either party may specify in writing.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date.



Licensee: World Cyberlinks                   Palm Computing, Inc.,
                                             a subsidiary of 3Com Corporation:

By:  /s/ John F. Russell                     By:  /s/ Gabriel Acosta-Lopez
     ------------------------                     ---------------------------
Printed: John F. Russell                     Printed: Gabriel Acosta-Lopez
Title: President & CEO                       Title: Director of Development
                                                    Platform Services










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                                   EXHIBIT A

                                LICENSED DESIGNS


PART NUMBER     Number of drawings               DESCRIPTION
-----------                                      -----------

160-0594        1                        Housing, Bottom, Palm V device
160-0600        2                        Cradle, Top, Palm V device


















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


                               AMENDMENT NO. 1 TO
                               LICENSE AGREEMENT

This Amendment No. 1 to License Agreement (the "Amendment") is entered into as of the date last executed below (the "Amendment Effective Date") by and between Palm Computing, Inc., a subsidiary of 3Com Corporation (collectively, "3Com"), and World Cyberlinks ("Licensee").


                                    RECITALS

     A. 3Com and Licensee previously entered into that certain License Agreement regarding certain designs for the Palm V connected organizer dated May 31, 1999 (the "Agreement"). Capitalized terms not otherwise defined in this Amendment shall have the meanings given them in the Agreement.

     B. The parties wish to amend the Agreement to permit Licensee to use the designs in electronic form.


                                   AGREEMENT

The parties agree as follows:

     1. Exhibit A is hereby amended by adding the follwoing: "The foregoing Licensed Designs shall include the electronic files for such designs."

     2. Except as explicitly set forth in this Amendment, the Agreement shall remain in full force and effect, unmodified in any way.

     IN WITNESS WHEREOF, the parties have executed this Amendment by their duly authorized representatives effective as of the Amendment Effective Date.


LICENSEE                                PALM COMPUTING, INC.,
                                        A SUBSIDIARY OF 3COM CORPORATION


By:                                     By:
   -----------------------------           -----------------------------

Print Name:                             Print Name:
           ---------------------                   ---------------------

Print Title:                            Print Title:
            --------------------                    --------------------

Date:                                   Date:
     ---------------------------             ---------------------------








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